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                                                             Exhibit (e)(4)(xxv)
                                                             -------------------

                            EXTENSION AGREEMENT

          Extension Agreement dated as of July 29, 2001 to the Agreement dated as of August 9, 1996 between Sensormatic Electronics Corporation, a Delaware corporation (the "Corporation"), and Ronald G. Assaf ("Assaf"), as amended by the Amendment thereto dated as of September 1, 1998 (as so amended, the "Consulting Agreement").

                              W I T N E S S E T H
                              -------------------

          WHEREAS, the Consulting Agreement expires by its terms on August 12, 2001; and

          WHEREAS, the parties wish to extend the Term of the Consulting Agreement on the terms set forth herein; and

          WHEREAS, the parties wish to confirm the Agreement dated as of September 1, 1998 between Assaf and the Corporation providing for certain benefits in the event of a change in control of the Corporation (the "Change in Control Agreement ") in light of such extension;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby amend the Consulting Agreement, as previously amended, and further agree, as follows:

          1. The Term of the Consulting Agreement is hereby extended through the end of Assaf's current term as a director of the Corporation, i.e., through the date of the 2002 Annual Meeting of Stockholders of the Corporation expected to be held in November of that year, or such earlier time as his directorship may end for any reason other than his removal from the Board without cause.

          2. Effective as of August 12, 2001, the annual cash compensation of Assaf under the Consulting Agreement, under which he shall continue to serve as Chairman of the Board of Directors of the Corporation and/or in such other capacities as are contemplated in the Consulting Agreement, shall be $200,000. Assaf shall continue to participate in the Directors Stock Option Plan, other plans and programs of the Corporation in which directors participate and other perquisites, all in accordance with the Consulting Agreement and/or as afforded by the Corporation to its outside directors.

          3. Neither Section 3(h) nor clause (ii) of Section 3(i) of the Consulting Agreement shall have any further force or effect on or after August 12, 2001.

          4. For avoidance of doubt, the Change in Control Agreement is hereby confirmed as follows:

          (a) Nothing in this Extension Agreement shall alter or impair the provisions of the Change in Control Agreement, including without limitation
Section 3(e) thereof. As
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provided in the Change in Control Agreement, the Special Bonus Base under such
Section 3(e) shall remain fixed at $1,820,000 (i.e., four times $455,000); and

          (b) The provisions of Section 3 of the Change in Control Agreement shall apply to the 875,000 stock options and 135,000 shares of common stock of the Corporation held in the RGA Irrevocable Trust under Agreement dated June 6, 1988 (the "Trust"), as if such options and shares were held by Assaf, and the provisions of Section 8 of the Change in Control Agreement shall apply to any tax liability of Assaf of the type referred to in such Section (including any such tax liability of the Trust which may be assumed by Assaf) arising with respect to such options and shares and/or the exercise of rights arising thereunder.

          Subject to the amendments and confirmations set forth above, the Consulting Agreement and Change in Control Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

                              SENSORMATIC ELECTRONICS
                                CORPORATION

                                  /s/ Per-Olof Loof
                              By:_______________________________________
                                 Per-Olof Loof
                                 President and Chief Executive Officer


                              /s/ Ronald G. Assaf
                              __________________________________________
                              Ronald G. Assaf